Exhibit 10.3
EXECUTION COPY
SERIES A PREFERRED STOCK PURCHASE AGREEMENT
Dated as of March 14, 2007
by and among
XStream Systems, Inc.
and
the Investors named herein

ARTICLE I DEFINITIONS AND INTERPRETATION	1
1.1. Definitions	1
1.2. Interpretation	7
1.3. Accounting Principles	9
ARTICLE II AUTHORIZATION AND SALE OF SERIES A PREFERRED SHARES; CLOSING	9
2.1. Authorization of the Series A Preferred Shares	9
2.2. Purchase and Sale of Series A Preferred Stock	9
2.3. Closings	9
2.4. Delivery of Series A Preferred Shares; Payment of Purchase Price	10
2.5. Debentures	10
ARTICLE III CONDITIONS OF THE INVESTORS’ OBLIGATIONS	11
3.1. First Closing	11
3.2. Second Closing	13
3.3. Waiver	15
3.4. Default by an Investor	15
ARTICLE IV CONDITIONS OF THE COMPANY’S OBLIGATIONS	16
4.1. First Closing	16
4.2. Second Closing	16
4.3. Waiver	17
ARTICLE V COVENANTS	17
5.1. Financial Statements and Other Information	17
5.2. Inspection Rights	18
5.3. Fiscal Year	19
5.4. Insurance	19
5.5. Tax Matters	19
5.6. Payment of Indebtedness	19
5.7. Compliance With Laws; Obligations	19
5.8. Preservation of Corporate Existence and Property	19
5.9. Directors’ Expenses and Indemnity	20
5.10. Board of Directors	20
5.11. Board of Directors of Subsidiaries; Audit and Compensation Committees	20
5.12. Use of Proceeds	20
5.13. Regulatory Compliance Cooperation	21
5.14. Reservation of Common Stock	21
5.15. Certain Insurance Coverage	21
5.16. Shareholders Agreement	22
5.17. Termination of Covenants	22
ARTICLE VI TRANSFER OF RESTRICTED SECURITIES	22
6.1. General Provisions	22
6.2. Rule 144A	22
6.3. Legend	22
6.4. Legend Removal	22
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY	23
7.1. Organization, Qualifications and Corporate Power	23
7.2. Authorization; No Conflicts	23

7.3. Subsidiaries and Investments	24
7.4. Authorized Capital Stock	24
7.5. Financial Statements	26
7.6. Absence of Undisclosed Liabilities	26
7.7. No Material Adverse Effect	26
7.8. Events Subsequent to the Date of the Latest Balance Sheet	26
7.9. Title to Properties; Leasehold Interests	28
7.10. Tax Matters	28
7.11. Contracts and Commitments	29
7.12. Intellectual Property Rights	30
7.13. Compliance with Laws; Litigation	31
7.14. Brokers	32
7.15. Governmental Approvals; No Registration	32
7.16. Insurance	32
7.17. Employees	32
7.18. Officers	33
7.19. ERISA	33
7.20. Environmental Matters	34
7.21. Related-Party Transactions	34
7.22. Accounts Receivable	34
7.23. Investment Company	35
7.24. Real Property Holding Corporation	35
7.25. Projections	35
7.26. Disclosure	35
ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR	35
8.1. Organization	35
8.2. Authorization	36
8.3. Brokers	36
8.4. Investment Representations.	36
8.5. Residence	37
8.6. Reliance on Projections	37
8.7. No Knowledge of Breach	37
ARTICLE IX MISCELLANEOUS	37
9.1. Survival of Representations and Warranties	37
9.2. Amendments and Waivers	38
9.3. Successors and Assigns	38
9.4. Remedies	38
9.5. Indemnification	38
9.6. Severability	39
9.7. Notices	39
9.8. Governing Law	39
9.9. Submission to Jurisdiction; Waiver of Jury Trial	39
9.10. Attorneys’ Fees	40
9.11. Execution in Counterparts	40
9.12. Transaction Expenses	40
9.13. GY&S	40
9.14. Entire Agreement	41

APPENDICES

Appendix I	Names of Investors and Respective Amounts of Series A Preferred Shares Being Purchased
Appendix II	Notice Information for each Investor
Appendix III	List of Debenture Holders
Appendix IV	MRI Phase 2 Testing

EXHIBITS

Exhibit A	Certificate of Designations
Exhibit B	By-laws of the Company
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Shareholders Agreement
Exhibit E	By-law Provisions re: Required Board Approvals
Exhibit F	Form of Indemnification Agreement
Exhibit G	Form of Legal Opinion of GY&S, Outside Counsel to the Company, to be delivered at the First Closing
Exhibit H	Form of Legal Opinion of GY&S, Outside Counsel to the Company, to be delivered at the Second Closing

SCHEDULES

Disclosure	Exceptions to Representations and Warranties
7.1(a)	Foreign Qualifications
7.2	Authorization; No Conflicts
7.4	Capitalization
7.5	Financial Statements
7.6	Absence of Undisclosed Liabilities
7.7	No Material Adverse Effect
7.8	Operations Since Latest Balance Sheet Date
7.9	Properties
7.11(a)	Contracts and Commitments
7.12	Intellectual Property Rights
7.13	Compliance with Laws
7.18	Officers
7.19	ERISA
7.20	Environmental Matters
7.21	Related-Party Transactions
7.25	Projections
7.26	Disclosure

-iv-

SERIES A PREFERRED STOCK PURCHASE AGREEMENT
          SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 14, 2007, by and among XStream Systems, Inc., a Delaware corporation (the “Company”), and each of the Investors listed in Appendix I hereto (collectively, the “Investors”).
RECITALS
          WHEREAS, the Company desires to issue and sell to the Investors, and the Investors desire to purchase from the Company, an aggregate of up to 2,250,000 shares of the authorized and unissued shares of Series A Redeemable Convertible Preferred Stock, $.0001 par value per share, of the Company (the “Series A Preferred Stock”), which shares of Series A Preferred Stock are convertible into shares of Common Stock, $.0001 par value per share, of the Company (the “Common Stock”), with the shares of Series A Preferred Stock and the shares of Common Stock into which they are convertible to have the respective rights, preferences and privileges specified in the Certificate of Designations, the form of which is attached as Exhibit A hereto (the “Certificate of Designations”), all on the terms and subject to the conditions set forth herein; and
          WHEREAS, the Investors require, as a condition to their willingness to enter into this Agreement, that the Company enter into a Registration Rights Agreement in the form of Exhibit C attached hereto and a Shareholders Agreement in the form of Exhibit D attached hereto, concurrently with the execution and delivery of this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          1.1. Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
          “Additional Preferred Stock” means a series of preferred stock of the Company having a dividend, liquidation and redemption preference prior to the Series A Preferred Stock, but otherwise having the same terms and provisions as the Series A Preferred Stock and voting with the shares of Series A Preferred Stock and Conversion Common Shares, voting as a single class on a common share equivalent basis.
          “Additional Preferred Shares” means shares of Additional Preferred Stock issued under the circumstances contemplated by Section 3.4.
          “Affiliate” means, with respect to any particular Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such particular

Person. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” has the meaning set forth in the first paragraph of this Agreement.
          “Board” means the Board of the Directors of the Company.
          “Business Plan” means the Company’s Business Plan dated November 3, 2006, a copy of which has been provided to each Investor.
          “By-laws” means the Company’s By-laws in effect as of the date hereof, a copy of which is attached hereto as Exhibit B.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.
          “Certificate of Designations” has the meaning set forth in the Recitals.
          “Certificate of Incorporation” means the Certificate of Incorporation, as amended (after giving effect to the filing of the Certificate of Designations with the Delaware Secretary of State), of the Company.
          “Closings” has the meaning set forth in Section 2.3.
          “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.
          “Common Stock” has the meaning set forth in the Recitals.
          “Company” has the meaning set forth in the first paragraph of this Agreement.
          “Contract” means all contracts, agreements, commitments, understandings and arrangements, whether written or oral.
          “Conversion Common Shares” means (i) the Common Stock issued or issuable upon conversion or redemption of the Series A Preferred Shares and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reincorporation. For purposes of this Agreement, any Person who holds Series A Preferred Shares shall be deemed to be the holder of the Conversion Common Shares obtainable upon conversion of the Series A Preferred Shares, regardless of any restriction or limitation on the conversion of the Series A Preferred Shares, such Conversion Common Shares shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Conversion Common Shares hereunder. As to any particular Conversion Common Shares, such shares shall cease to be Conversion Common Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (y) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (z) repurchased by the Company. In the event that the Company shall issue any Additional Preferred Shares under the circumstances contemplated in Section 3.4, then the term “Conversion Common Shares,” as used herein (except Sections 3.1, 3.2 and 9.2, where this sentence shall not apply), shall also include (1) Common Stock issued or issuable upon conversion or redemption of the Additional Preferred Shares and (2) any Common Stock issued or issuable with respect to the securities referred to in clause (1) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reincorporation.
          “Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.
          “Defaulted Shares” has the meaning set forth in Section 3.4.
          “Environmental Laws” means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including CERCLA, OSHA and RCRA and any state equivalent thereof.
          “ERISA” has the meaning set forth in Section 7.19.
          “Event of Noncompliance” has the meaning set forth in the Certificate of Designations.
          “First Closing” has the meaning set forth in Section 2.3.
          “First Closing Date” has the meaning set forth in Section 2.3.
          “GAAP” means United States generally accepted accounting principles, consistently applied (except for any change required by GAAP).
          “Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority or regulatory body or any court, tribunal or judicial or arbitral body.
          “GY&S” means Gunster, Yoakley & Stewart, P.A.
          “Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (iv) all interest rate or currency caps, collars, swaps or other similar protection agreements of such Person (valued on a market quotation basis); (v) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business consistent with past practice which are not more than 120 days past due, unless the same are being contested in good faith by actions approved by the Board of Directors (including at least one of the Investor Directors) and with respect to which the Company has set aside adequate reserves therefor in accordance with GAAP); (vi) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (vii) any obligations under leases that are required to be capitalized in accordance with GAAP; (viii) any indebtedness secured by a Lien on a Person’s assets; or (ix) any guarantee or other contingent obligation (including obligations to repurchase, reimburse or keep well) in respect of the items set forth in the foregoing clauses (i) through (viii).
          “Indemnified Liabilities” has the meaning set forth in Section 9.5.
          “Indemnitees” has the meaning set forth in Section 9.5.
          “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, URL’s, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).
          “Investment,” as applied to any Person, means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests, membership interests and joint venture interests) of any other Person, and (ii) any capital contribution by such Person to any other Person.
          “Investor Directors” shall have the meaning set forth in the Shareholders Agreement.
          “Investors” has the meaning set forth in the first paragraph of this Agreement.
          “IRS” means the United States Internal Revenue Service.
          “Knowledge” or “aware” means (i) the actual knowledge or awareness of Brian Mayo and (ii) the knowledge that such person should have after reasonable investigation in the performance of such person’s duties.
          “Latest Balance Sheet” has the meaning set forth in Section 7.5.

          “Liens” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).
          “Material Adverse Effect” means an adverse effect of $100,000 or more on the condition (financial or otherwise), operating results, business, prospects, assets, operations, employee relations or customer or supplier relations of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, circumstance, effect, event or fact shall be deemed to be a Material Adverse Effect to the extent that it is caused by the execution or public announcement of this Agreement or the transactions contemplated hereby.
          “Material Contracts” has the meaning set forth in Section 7.11(b).
          “Non-Participating Investor” has the meaning set forth in Section 3.3.
          “OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.
          “Party” means any of the Company and the Investors.
          “Permitted Liens” means (i) liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction and (iii) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.
          “Projections” has the meaning set forth in Section 7.25.
          “Purchase Price” has the meaning set forth in Section 2.4(b).
          “Qualified IPO” has the meaning set forth in the Certificate of Designations.
          “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and the rules and regulations promulgated thereunder.
          “Registration Rights Agreement” means that certain Registration Rights Agreement dated the date hereof among the Company and the Investors, the form of which is attached hereto as Exhibit C.

          “Regulatory Problem” has the meaning set forth in Section 5.13(b).
          “Requesting Investor” has the meaning set forth in Section 5.13(a).
          “Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances, orders or requirements enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.
          “Restricted Securities” means (i) the Series A Preferred Stock issued hereunder, (ii) the Common Stock issued upon conversion or redemption of Series A Preferred Stock and (iii) any securities issued with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reincorporation. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) otherwise transferred and new certificates for them not bearing the Securities Act legend prescribed by Section 6.3 have been delivered by the Company in accordance with Section 6.4. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without being charged therefor by the Company, new securities of like tenor not bearing a Securities Act legend of the character prescribed by Section 6.3.
          “Schedule” means any schedule attached to this Agreement.
          “SEC” means the United States Securities and Exchange Commission, including any governmental authority or agency succeeding to the functions thereof.
          “Second Closing” has the meaning set forth in Section 2.3.
          “Second Closing Date” has the meaning set forth in Section 2.3.
          “Securities Act” means the Securities Act of 1933.
          “Securities Exchange Act” means the Securities Exchange Act of 1934.
          “Series A Preferred Shares” has the meaning set forth in Section 2.1.
          “Series A Preferred Stock” has the meaning set forth in the Recitals.
          “Shareholders Agreement” means that certain Shareholders Agreement dated the date hereof among the Company, the Investors and the other parties thereto, the form of which is attached hereto as Exhibit D.

          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the gains or losses of such limited liability company, partnership, association or other business entity or shall be or control (or have the power to control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.
          “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:
     (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and
     (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of any obligation of the Company under any Tax sharing or indemnity arrangement.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
          “Transaction Documents” means the Shareholders Agreement, the Registration Rights Agreement and each of the other agreements, documents and instruments expressly contemplated hereby and thereby.
          “XT250” means the Company’s XT250 Material Identification System product.
          1.2. Interpretation. (a) As used in this Agreement and each Transaction Document, unless the context clearly indicates otherwise:
     (i) words used in the singular include the plural and words in the plural include the singular;
     (ii) reference to any Person includes such Person’s successors and assigns, but only if such successors and assigns are permitted by this Agreement or such other

Transaction Document, and reference to a Person in a particular capacity excludes such Person in any other capacity;
     (iii) reference to any gender includes the other gender;
     (iv) whenever the words “include,” “includes” or “including” are used in this Agreement or any Transaction Document, they shall be deemed to be followed by the words “without limitation” or “but not limited to” or words of similar import;
     (v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;
     (vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;
     (vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
     (viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability, and reference to any particular provision of any law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified;
     (ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
     (x) in the event of any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control; and
     (xi) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.
          (b) This Agreement and each of the Transaction Documents were negotiated by the Parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement or any of the Transaction Documents to be construed or interpreted against any Party shall apply to any construction or interpretation hereof. Subject to Section 9.6, this Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the Parties after substantial negotiations and with full awareness by the Parties of the terms and provisions hereof and the consequences thereof.
          1.3. Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP.
ARTICLE II
AUTHORIZATION AND SALE OF SERIES A PREFERRED SHARES; CLOSING
          2.1. Authorization of the Series A Preferred Shares. Prior to the First Closing, the Company shall authorize (a) the issuance and sale to the Investors of an aggregate of up to 2,250,000 shares of Series A Preferred Stock (the “Series A Preferred Shares”) having the rights and preferences set forth in Exhibit A attached hereto, and (b) the reservation for issuance of 2,250,000 shares of Common Stock upon conversion or redemption of the Series A Preferred Shares.
          2.2. Purchase and Sale of Series A Preferred Stock. Subject to the terms and the conditions set forth herein, and in reliance upon the representations and warranties of the Company and an Investor set forth herein or in any certificate or other document delivered pursuant hereto, the Company shall issue, sell and deliver to such Investor, free and clear of all Liens (except as set forth in the Registration Rights Agreement and the Shareholders Agreement), and such Investor shall purchase (a) at the First Closing the number of Series A Preferred Shares set opposite such Investor’s name in the column labeled “Series A Preferred Shares to be purchased at the First Closing” in Appendix I from the Company at a purchase price of $3.7999696 per share and (b) at the Second Closing the number of Series A Preferred Shares set opposite such Investor’s name in the column labeled “Series A Preferred Shares to be purchased at the Second Closing” in Appendix I from the Company at a purchase price of $3.7999696 per share. The Series A Preferred Shares shall accrue dividends from the date of issuance.
          2.3. Closings. The closing of the purchase and sale of the Series A Preferred Shares shall be consummated in two separate closings (together, the “Closings”). The first closing shall take place at the offices of GY&S, 777 South Flagler Drive, Suite 500-East, West Palm Beach, Florida at 10:00 a.m., local time, on the date of this Agreement, or at such other place or time or on such other date as shall be agreed to by the Company and the Investors (the “First Closing”). The second closing shall take place at the offices of GY&S, 777 South Flagler Drive, Suite 500-East, West Palm Beach, Florida at 10:00 a.m., local time, not less than forty-five (45) days following the satisfaction or waiver of the closing conditions set forth in Section 3.2, or at such other place or time or on such other date as shall be agreed to by the Company and the Investors, but in any event not later than August 15, 2007 (the “Second Closing”). The time and date on which the First Closing is actually held is sometimes referred to herein as the “First Closing Date” and the time and date on which the Second Closing is actually held is sometimes referred to herein as the “Second Closing Date.”

          2.4. Delivery of Series A Preferred Shares; Payment of Purchase Price. (a) Subject to satisfaction or waiver of the conditions set forth in Article IV, at the relevant Closing, the Company shall issue and deliver to each Investor purchasing Series A Preferred Shares, free and clear of all Liens (except as set forth in the Registration Rights Agreement and the Shareholders Agreement), a stock certificate, duly executed by the Company and registered in the Company’s stock ledger in the name of such Investor or such Investor’s nominee, evidencing (i) all of the Series A Preferred Shares being purchased by such Investor at the First Closing and (ii) all of the Series A Preferred Shares being purchased by such Investor at the Second Closing.
          (b) Subject to satisfaction or waiver of the conditions set forth in Article III, as payment in full for the Series A Preferred Shares being purchased by an Investor under this Agreement, and against delivery of the stock certificate therefor as described in subparagraph (a) above, such Investor shall deliver (i) at the First Closing the amount set opposite such Investor’s name in the column labeled “Purchase Price for Series A Preferred Shares to be purchased at the First Closing” in Appendix I hereto to the account of the Company by wire transfer of immediately payable funds, check or, if specified on Appendix I hereto, exchange of outstanding promissory notes issued by the Company (the sum of such amounts being referred to as the “First Purchase Price”) and (ii) subject to Section 3.3, at the Second Closing the amount set opposite such Investor’s name in the column labeled “Purchase Price for Series A Preferred Shares to be purchased at the Second Closing” in Appendix I hereto to the account of the Company by wire transfer of immediately payable funds, check or, if specified on Appendix I hereto, exchange of outstanding promissory notes issued by the Company (the sum of such amounts being referred to as the “Second Purchase Price” and, together with the First Purchase Price, the “Purchase Price”), it being understood that not more than $325,000 (plus interest thereon) of the Purchase Price may be in the form of the exchange of outstanding promissory notes issued by the Company.
          2.5. Debentures. Subject to the conditions of this Section 2.5, the Parties have agreed that Persons listed in Appendix III (each, a “Debenture Holder”) may become parties to this Agreement as “Investors” for the purpose of purchasing Series A Preferred Shares at the Second Closing on the terms, and subject to the conditions, specified in this Agreement. The Company shall provide written notice to each Debenture Holder, at such Debenture Holder’s address listed in Appendix III, as to (i) the date scheduled for the Second Closing, (ii) the opportunity for such Debenture Holder to become a party to this Agreement as an “Investor” in accordance with this Section and (iii) the manner and deadline for accepting such opportunity (as described in the next sentence), which notice shall include a copy of the agreement described in the next sentence. If any such Debenture Holder shall determine to become a party to this Agreement as an “Investor,” then such Debenture Holder shall, at least five business days prior to the scheduled date for the Second Closing, deliver to the Company and to special counsel for the Investors an agreement wherein such Debenture Holder (1) shall agree to observe and to be bound by, and to be entitled to the rights provided by, this Agreement as if such Debenture Holder were named herein originally as an “Investor,” (2) shall confirm the aggregate consideration to be paid by such Person for Series A Preferred Shares at the Second Closing, which consideration shall be paid by tendering an equivalent principal amount of the debentures identified opposite such Person’s name in Appendix III, together with such number of warrants as is associated with the tendered principal amount of debentures (with each $5,000 aggregate principal amount of debentures being associated with warrants to acquire 1,000 shares of

Common Stock), (3) shall confirm such Person’s agreement to deliver the agreed portion of the tendered principal amount of the debentures and associated warrants at the Second Closing against the delivery of the Series A Preferred Shares and (4) shall make the representations contained in Article VIII. Notwithstanding the foregoing, the ability of the Debenture Holders to become a party to this Agreement shall be limited to no more than $600,000 aggregate principal amount of debentures of all such Debenture Holders so electing to participate, with the right of the Company in its sole discretion to allocate among such Debenture Holders as necessary in order to meet such limitation.
ARTICLE III
CONDITIONS OF THE INVESTORS’ OBLIGATIONS
          3.1. First Closing. The obligation of an Investor to purchase Series A Preferred Shares at the First Closing is subject to the fulfillment to the satisfaction of such Investor at or prior to the First Closing of each of the following conditions:
          (a) Each of the representations and warranties of the Company contained in Article VII shall be true, correct and complete on and as of the First Closing Date as though then made.
          (b) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the First Closing Date shall have been performed or complied with.
          (c) On or prior to the First Closing Date, any authorizations, consents, approvals or permits of any Governmental Authority that are required by law in connection with the lawful sale and issuance of the Series A Preferred Shares, and the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents, shall have been duly obtained by the Company and shall be effective on and as of the First Closing Date, except for any notice filings pursuant to Regulation D under the Securities Act and pursuant to applicable state securities laws not required to be made on or prior to the First Closing Date.
          (d) On or prior to the First Closing Date, the Company shall have delivered to special counsel to the Investors copies of all consents and approvals of third parties required under all Contracts to which the Company is a party or by which the Company or any of its assets or properties is affected in connection with the execution, delivery or performance by the Company of this Agreement, the Transaction Documents or any of the other agreements or documents contemplated hereby (including waivers of all preemptive rights and rights of first refusal).
          (e) [Intentionally omitted.]
          (f) Effective as of the First Closing, the number of directors constituting the entire Board of Directors of the Company shall have been fixed at no more than seven (7), and shall consist of Brian Mayo, Thomas Cook, Doug Mello, Doug Frye, Vincent DeTurris, Robert Kennedy and Geoffrey Stringer.

          (g) Such Investor shall have received the satisfactory review, by patent counsel selected by the Investors, of the Intellectual Property Rights underlying the XT250.
          (h) Each other Investor shall have fulfilled its obligations to deliver its respective portion of the First Purchase Price required to be delivered by it at the First Closing and to otherwise close its investment in the Series A Preferred Stock.
          (i) The Company shall have delivered to special counsel to the Investors each of the following:
     (i) Copy of the Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;
     (ii) Certificate of good standing and certificate of status of the Company, as applicable, issued as of a recent date by the Secretary of State of the States of Delaware and Florida;
     (iii) Certificate of the Chief Executive Officer or the President of the Company, dated the First Closing Date, to the effect that the conditions specified in Sections 3.1(a) through 3.1(f) have been satisfied fully;
     (iv) Certificate of the Secretary or an Assistant Secretary of the Company, dated the First Closing Date, in form and substance reasonably satisfactory to special counsel to the Investors, as to: (i) no amendments to the Certificate of Incorporation since the date of certification referenced in subparagraph (i) above; (ii) the By-laws (which shall include the provisions set forth in Exhibit E); (iii) the resolutions duly adopted by the Board authorizing and approving, as appropriate, the execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, including the issuance, sale and delivery of the Series A Preferred Shares and the reservation for issuance of the Conversion Common Shares; (iv) resolutions duly adopted by the shareholders of the Company approving the Certificate of Incorporation; and (v) the incumbency and signatures of the officers of the Company authorized to execute and deliver this Agreement and any of the Transaction Documents to which the Company is a party;
     (v) Indemnification Agreements in the form attached hereto as Exhibit F between the Company and each member of the Board of Directors, including Robert Kennedy and Geoffrey Stringer;
     (vi) Legal opinion of GY&S, outside counsel for the Company, dated the First Closing Date, addressed to the Investors and in the form attached hereto as Exhibit G;
     (vii) Registration Rights Agreement, duly executed by the Company;
     (viii) Shareholders Agreement, duly executed by the Company, the Investors and the holders of at least 75% of the outstanding shares of Common Stock of the Company (including the directors, senior managers and founders of the Company) (for purposes of determining such 75%, the Series A Preferred Shares issuable at the First Closing shall be treated as the number of shares of Common Stock into which such shares may be converted); and
     (ix) such other documents, instruments, approvals or opinions relating to the transactions contemplated by this Agreement as the Investors or the Investors’ special counsel may reasonably request.
          3.2. Second Closing. The obligation of an Investor to purchase Series A Preferred Shares at the Second Closing is subject to the fulfillment to the satisfaction of such Investor at or prior to the Second Closing of each of the following conditions:
          (a) Each of the representations and warranties of the Company contained in Article VII shall be true, correct and complete in all material respects on and as of the Second Closing Date as though then made, except for such representations and warranties which expressly speak as of a certain date, which representations and warranties shall be true, correct and complete in all material respects as of the date specified;
          (b) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to, or in connection with, the Second Closing Date shall have been performed or complied with;
          (c) No Event of Noncompliance (as defined in the Certificate of Designations), or event which with notice or lapse of time or both would constitute such an event, shall have occurred;
          (d) Since the date of the most recent financial statements provided to the Investors pursuant to Section 5.1 of this Agreement, there shall not have been any effect, change or development that, individually or in the aggregate with such other effects, changes or developments, has had, or could reasonably be expected to have, a Material Adverse Effect;
          (e) The Company shall have performed and operated its business in accordance with the Business Plan, and in addition shall have satisfied the following milestones:
     (i) At least eight (8) protoype units of the XT250 shall have been manufactured and built by the Company and/or its third party manufacturer, Kimball Electronics Group, Inc.;
     (ii) At least three (3) field test units of the XT250 shall have been installed and in operation at major distributors and/or customers, including the U.S. Drug Enforcement Agency, Intelligent Decisions and Remetronix;
     (iii) Final, operable versions of the mechanical, hardware and software designs of the XT250 production unit shall have been formally released by the Company and delivered to Kimball Electronics Group, Inc.;
     (iv) The Company shall have obtained a certification relating to the XT250 from Underwriters Laboratories, Inc.;

     (v) The Company shall have obtained necessary approval relating to the XT250 from the Federal Communications Commission;
     (vi) The Company shall have established contractual relationships with at least eight (8) distributors for the XT250, and shall have delivered copies of such contracts to the Investors or their special counsel;
     (vii) The Company shall have developed and deployed a customer field service team reasonably capable of supporting the number of XT250 production units sold and delivered to customers, or reasonably anticipated to be sold and delivered to customers by December 31, 2007;
     (viii) The Company shall have sold and delivered to customers not fewer than 10 production units of the XT250, each at a price not materially less than that set forth in the Business Plan;
     (ix) The Company shall have received a signed contract or purchase order, sold and received the deposit for not fewer than 40 production units of the XT250 (including any units described in paragraph (viii) above), each at a price not materially less than that set forth in the Business Plan;
     (x) The Company shall have received bona-fide commitments from customers or prospective customers for the purchase of not fewer than 60 production units of the XT250 (including any units described in paragraphs (viii) and (ix) above), which commitments the Company in good-faith expects will result in signed contracts or purchase orders, each unit at a price not materially less than that set forth in the Business Plan
     (xi) completion of the planned MRI Phase 2 testing in a manner that satisfies the objectives set forth in Appendix IV attached hereto; and
          (f) The Company shall have delivered to special counsel to the Investors each of the following:
     (i) Copy of the Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;
     (ii) Certificates of good standing and certificate of status of the Company, as applicable, issued as of a recent date by the Secretary of State of the States of Delaware and Florida;
     (iii) Certificate of the Chief Executive Officer or the President of the Company, dated the Second Closing Date, to the effect that the conditions specified in Sections 3.2(a) through 3.2(e) have been satisfied fully;
     (iv) Certificate of the Secretary or an Assistant Secretary of the Company, dated the Second Closing Date, in form and substance reasonably satisfactory to special counsel to the Investors, as to: (i) no amendments to the Certificate of Incorporation since the date of certification referenced in subparagraph (i) above; (ii) the By-laws; and (iii) the resolutions duly adopted by the Board authorizing and approving, as appropriate, the execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, including the issuance, sale and delivery of the Series A Preferred Shares and the reservation for issuance of the Conversion Common Shares;
     (v) Legal opinion of GY&S, outside counsel for the Company, dated the Second Closing Date, addressed to the Investors and substantially in the form attached hereto as Exhibit H; and
     (vi) such other documents, instruments, approvals or opinions relating to the transactions contemplated by this Agreement as the Investors or the Investors’ special counsel may reasonably request.
          3.3. Waiver. (a) Any condition specified in this Article III may be waived by an Investor if consented to in writing by such Investor; provided, however, that in the event that an Investor declines to waive a condition specified in this Article III (a “Non-Participating Investor”), the Company and the remaining Investors may elect to proceed with the First Closing or the Second Closing, as the case may be, with the aggregate number of Series A Preferred Shares purchased and sold on the First Closing Date or the Second Closing Date, as the case may be, being reduced by the number of Series A Preferred Shares that otherwise would have been purchased by the Non-Participating Investor, as set forth on Appendix I hereto; provided that the remaining Investors may, in their sole discretion, elect to purchase, pro rata or otherwise, the Series A Preferred Shares that otherwise would have been purchased by the Non-Participating Investor; and the Non-Participating Investor shall be deemed removed from this Agreement and all other Transaction Agreements, if such non-participation occurs at the First Closing, and the Non-Participating Investor shall be deemed removed from the Second Closing, if such non-participation only occurs at the Second Closing.
          (b) In the event that (i) either or both of the conditions specified in Sections 3.1(a) or 3.1(b) is waived in writing by an Investor in connection with the First Closing or (ii) either or both of the conditions specified in Sections 3.2(a) or 3.2(b) is waived in writing by an Investor in connection with the Second Closing, such waiver shall serve as a waiver of such Investor’s (but not any other Investor’s) rights or remedies against the Company for any claims or losses based solely on such waived condition not being satisfied at the applicable Closing, but shall not constitute a waiver by such Investor of any rights or remedies accruing to such Investor thereafter.
          3.4. Default by an Investor. If:
     (a) all of the conditions set forth in Section 3.2 have been satisfied in full by the Company and
     (b) one or more Investors defaults in its or their obligation to purchase the Series A Preferred Shares for which it or they are obligated to purchase at the Second Closing under this Agreement (the “Defaulted Shares”), as a result of which the

Company will not receive at least $2,000,000 of gross proceeds from the sale of Series A Preferred Shares at the Second Closing, then the non-defaulting Investors may, in their sole discretion, elect to purchase, pro rata or otherwise, any or all of the Defaulted Shares in such amounts as may be agreed upon among the remaining Investors and the time for the Second Closing shall be extended in order to accommodate any changes in the number of Series A Preferred Shares to be purchased. No such election by the non-defaulting Investors to purchase any portion of the Defaulted Shares shall relieve any defaulting Investor from any claim for damages as a result of such Investor’s default. If, after the election by the remaining Investors to purchase any of the Defaulted Shares, the Company will not receive at least $2,000,000 of gross proceeds from the sale of Series A Preferred Stock at the Second Closing, then, (i) the Company shall proceed with the Second Closing and issue the number of Series A Preferred Shares (including any Defaulted Shares) that the non-defaulting Investors have agreed to purchase at the Second Closing and (ii) the Company may seek to raise an amount equal to the difference between (x) $2,000,000 and (y) the gross proceeds received from the sale of the Series A Preferred Stock at the Second Closing by issuing equity securities on or prior to December 15, 2007; provided that if such equity securities have terms (including all related agreements) more favorable than the Series A Preferred Shares (to the extent allowed in the Certificate of Designations), then the Company shall offer the non-defaulting Investors the opportunity (which shall be made in writing and shall be held open for at least 30 days (or such shorter period as the non-defaulting Investors shall agree)) to purchase such securities.
ARTICLE IV
CONDITIONS OF THE COMPANY’S OBLIGATIONS
          4.1. First Closing. The obligation of the Company to issue, sell and deliver the Series A Preferred Shares at the First Closing is subject to the fulfillment to the reasonable satisfaction of the Company at or prior to the First Closing of each of the following conditions:
          (a) Each of the representations and warranties of the Investors contained in Article VIII shall be true, correct and complete on and as of the First Closing Date as though then made.
          (b) The Investors shall have delivered to the Company each of the following:
     (i) the First Purchase Price in accordance with Section 2.4;
     (ii) Registration Rights Agreement, duly executed by each Investor; and
     (iii) Shareholders Agreement, duly executed by each Investor.
          4.2. Second Closing. The obligation of the Company to issue, sell and deliver the Series A Preferred Shares at the Second Closing is subject to the fulfillment to the reasonable satisfaction of the Company at or prior to the Second Closing of the following condition:

          (a) Except as provided in Section 3.4, the Investors shall have delivered the Second Purchase Price in accordance with Section 2.4; and
          (b) Each of the representations and warranties of the Investors contained in Article VIII shall be true, correct and complete in all material respects on and as of the Second Closing Date as though then made, except for such representations and warranties which expressly speak as of a certain date, which representations and warranties shall be true, correct and complete in all material respects as of the date specified.
          4.3. Waiver. Any condition specified in this Article IV may be waived if consented to in writing by the Company.
ARTICLE V
COVENANTS
          5.1. Financial Statements and Other Information. (a) The Company shall deliver to the Investors and each other holder of Series A Preferred Shares or Conversion Common Shares:
     (i) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year (other than the third monthly accounting period in each fiscal quarter), unaudited statements of income and cash flows of the Company for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and an unaudited balance sheet of the Company as of the end of such monthly period, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments, and shall be certified by the Company’s Chief Financial Officer;
     (ii) as soon as available but in any event within 45 days after the end of each fiscal quarter in each fiscal year (other than the fourth fiscal quarter of each year), unaudited statements of income and cash flows of the Company for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, and an unaudited balance sheet of the Company as of the end of such fiscal quarter, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments, and shall be certified by the Company’s Chief Financial Officer;
     (iii) as soon as available but in any event within 90 days after the end of each fiscal year, audited statements of income and cash flows of the Company for such fiscal year, and an audited balance sheet of the Company as of the end of such fiscal year prepared in accordance with GAAP, and accompanied by, with respect to the consolidated portions of such statements, an opinion of an independent accounting firm of recognized regional standing selected by the Board and reasonably acceptable to a majority of the Investors, together with comparisons to the Company’s annual budget and to the preceding fiscal year;
     (iv) accompanying the financial statements referred to in subparagraphs (ii) and (iii), an officer’s certificate stating that there is no event in existence that, with notice or the passage of time or both, might become an Event of Noncompliance or, if any such event exists, specifying the nature and period of existence thereof and what actions the Company has taken or has proposed to take with respect thereto;
     (v) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder); and
     (vi) within 10 days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications that the Company sends to its shareholders and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company’s business and not otherwise posted on the Company’s external website;
provided that any Investor or holder of Series A Preferred Shares or Conversion Common Shares shall be entitled to provide notice to the Company that it elects not to receive copies of the financial statements and other documentation referred to in this Section 5.1(a); and provided further that the Company shall be entitled to satisfy its obligations under this Section 5.1(a) through electronic delivery of the financial statements and other documentation referred to in this Section 5.1(a) or by making such information available through a password-protected website.
          (b) Each of the financial statements referred to in subparagraphs (i), (iii) and (iv) shall fairly present in all material respects the financial condition of the Company as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments (none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).
          5.2. Inspection Rights. The Company shall permit each holder of Series A Preferred Shares or Conversion Common Shares or its representative, upon reasonable notice and during normal business hours and at such other times as such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom (subject to the obligations set forth in Section 7.5 of the Shareholders Agreement) and (iii) discuss the affairs, finances and accounts of the Company and its Subsidiaries with the directors, officers and auditors of the Company (it being agreed that this provision shall constitute permission by the Company granted to such auditors to discuss the affairs, finances and accounts of the Company and its Subsidiaries with such holder in accordance with the terms hereof).

          5.3. Fiscal Year. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, a fiscal year ending on December 31.
          5.4. Insurance. The Company shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained with nationally recognized insurers, insurance with respect to its properties and businesses and the properties and businesses of its Subsidiaries against loss or damage as may be required by law or as is customary for companies similarly situated and which reflects the Company’s reasonable and good-faith business judgment as to the types and amounts of insurance that should be carried in light of conditions in the insurance industry, and upon request provide a holder of Series A Preferred Shares or Conversion Common Shares with evidence of the same. The insurance coverage of the Company and its Subsidiaries shall be evaluated annually by the Board.
          5.5. Tax Matters. The Company will, and will cause each of its Subsidiaries to, pay or cause to be paid all Taxes levied upon any of its properties or assets or those of its Subsidiaries or in respect of its or their respective franchises, businesses, income or profits before the same become delinquent, except (i) that (unless and until foreclosure, sale or other similar proceedings shall have been commenced) no such charge need be paid if being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted if (x) such reserve or other appropriate provision, if any, as shall be required by sound accounting practice shall have been made therefor, and (y) no property or assets are in imminent danger of forfeiture and (ii) for such failures to pay or cause to pay which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company will withhold all amounts for Taxes required to be withheld by it under Requirements of Law. The Company will treat the Series A Preferred Shares and the Conversion Common Shares as stock of the Company for federal, state and local income tax purposes (except to the extent different treatment were to be required by law).
          5.6. Payment of Indebtedness. The Company shall, and cause each of its Subsidiaries to, pay all Indebtedness of the Company and each of its Subsidiaries aggregating at least $100,000 as and when the same shall become due and payable (subject to any applicable grace periods).
          5.7. Compliance With Laws; Obligations. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Laws and with all contracts and agreements to which it is a party or shall become a party the violation of which Requirements of Laws, contracts or agreements, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and the Company shall perform, and shall cause each of its Subsidiaries to perform, all obligations which it has or shall incur, the violation or lack of performance of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          5.8. Preservation of Corporate Existence and Property. The Company shall, and shall cause each of its Subsidiaries to, preserve and maintain (i) its corporate existence, (ii) its rights, franchises and privileges and (iii) all its assets and properties in adequate working order and condition, with the exception of (x) ordinary wear and tear, (y) casualty losses covered by insurance or where the failure to be so fully covered did not constitute a breach of Section 5.4 and (z) as otherwise approved by the Board.

          5.9. Directors’ Expenses and Indemnity. The Company shall (i) reimburse each of its directors who is elected as a director solely or in part by the holders of Series A Preferred Shares and Conversion Common Shares for the reasonable out-of-pocket expenses incurred by such director in attending meetings of the Board or any committee thereof and (ii) enter into an Indemnification Agreement with each such director substantially in the form of Exhibit G.
          5.10. Board of Directors. The Company shall hold meetings, in person or via telephone conference call, or any combination thereof as permitted by the By-laws, of its Board not less often than once each fiscal quarter.
          5.11. Board of Directors of Subsidiaries; Audit and Compensation Committees. (a) The Company shall cause the Board of Directors of each Subsidiary of the Company to be the same as the Board, in accordance with the terms of the Shareholders Agreement.
          (b) If the Board establishes and maintains an audit committee, such audit committee shall have delegated to it all power of the Board to carry out the customary duties of an audit committee. Any such audit committee shall be composed of three members, including one Investor Director (who shall be designated by the Investors holding a majority of the outstanding Series A Preferred Shares and the Conversion Common Shares, voting as a single class on a common share equivalent basis), unless otherwise determined by the Board, including a majority of the Investor Directors.
          (c) The Board shall establish and maintain a compensation committee which shall recommend to the Board for its approval the compensation of the senior management of the Company and each Subsidiary of the Company (including any stock option grants, bonus levels and all other decisions relating to the administration of any stock option or bonus agreement or program). The compensation committee shall be composed of three members, including one Investor Director (who shall be designated by the Investors holding a majority of the outstanding Series A Preferred Shares and the Conversion Common Shares, voting as a single class on a common share equivalent basis), unless otherwise determined by the Board, including a majority of the Investor Directors.
          5.12. Use of Proceeds. The Company shall use the proceeds of the sale of the Series A Preferred Shares to provide for the repayment of indebtedness and other general corporate purposes; provided that (i) any repayment of indebtedness due to Affiliates shall not exceed $450,000 and (ii) the Company shall repay its indebtedness due to James J. Lowrey (or an entity controlled by such individual) in an aggregate principal amount of $50,000 (plus interest thereon). The Company agrees that it shall not, and it shall not permit any of its Subsidiaries to, use, directly or indirectly, any of the proceeds from the sale of the Series A Preferred Shares for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying margin stock” within the meaning of Regulations G, U and X of the Board of Governors of the Federal Reserve System, as amended from time to time.

          5.13. Regulatory Compliance Cooperation.
          (a) If any Investor determines that it has a Regulatory Problem, the Company shall take all such actions as are reasonably requested by such Investor (a “Requesting Investor”) in order to (i) effectuate and facilitate any transfer by such Investor of any securities of the Company then held by such Investor, (ii) permit such Investor (or any Affiliate of such Investor) to exchange all or any portion of the voting equity then held by such Investor on a share-for-share basis for shares of a class of nonvoting equity of the Company, which nonvoting equity shall be identical in all respects to such voting equity, except that such nonvoting equity shall be convertible into voting equity on such terms as are requested by such Investor in light of regulatory considerations then prevailing, and (iii) amend this Agreement, the Certificate of Incorporation and other related agreements to effectuate and reflect the foregoing. Such actions may include:
     (i) entering into such additional agreements as are requested by such Investor to permit any Person(s) designated by such Investor to exercise any voting power that is relinquished by such Investor upon any exchange of Common Stock for nonvoting common stock of the Company; and
     (ii) entering into such additional agreements, adopting such amendments to the Certificate of Incorporation and By-laws and taking such additional actions as are reasonably requested by such Investor in order to effectuate the intent of the foregoing.
          (b) For purposes of this Agreement, a “Regulatory Problem” means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or any Investor believes that there is a substantial risk of such assertion) that such Investor and its Affiliates are not entitled to hold, or exercise any significant right with respect to, the Series A Preferred Shares or the Conversion Common Shares. The Requesting Investor shall pay all expenses and costs, including the Company’s reasonable expenses and costs, incurred in connection with a Regulatory Problem.
          5.14. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion or redemption of the Series A Preferred Shares, such number of shares of Common Stock issuable upon the conversion or redemption of all outstanding Series A Preferred Shares. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes and Liens other than those created by the holder of such shares of Common Stock.
          5.15. Certain Insurance Coverage. (a) The Company shall at all times maintain in full force and effect the key-man life insurance policies on the lives of each of Brian Mayo and William Mayo in an aggregate face amount of not less than $1,000,000 for each such policy, and the Company shall at all times be named as the beneficiary under each such policy.
          (b) (i) As promptly as practicable after the First Closing (but in any event within 15 days after the First Closing Date), the Company will submit an application to obtain a directors and officers insurance and indemnification policy providing coverage in amounts deemed appropriate by a majority of the independent directors of the Board.
     (ii) The Company shall use its best efforts to obtain, as promptly as practicable after the First Closing (but in any event within 60 days after the First Closing Date), such directors and officers insurance and indemnification policy.
          5.16. Shareholders Agreement. The Company agrees to cause each Person who acquires shares of capital stock of the Corporation after the date hereof to execute a joinder to the Shareholders Agreement in which such Person agrees to be bound by all of the terms and conditions of the Shareholders Agreement.
          5.17. Termination of Covenants. The covenants set forth in this Article V shall terminate and be of no further force or effect (a) as to a holder of Series A Preferred Shares or Conversion Common Shares, if such holder (together with its Affiliates) holds an aggregate of less than 6,575 Series A Preferred Shares and Conversion Common Shares (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and (b) as to all holders of Series A Preferred Shares or Conversion Common Shares, upon the consummation of a Qualified IPO, provided that if the Company is no longer required to file periodic reports under the Securities Exchange Act, the covenants set forth in this Article V will again become effective.
ARTICLE VI
TRANSFER OF RESTRICTED SECURITIES
          6.1. General Provisions. Restricted Securities are transferable only pursuant to (a) public offerings registered under the Securities Act, (b) Rule 144 or Rule 144A of the SEC (or any similar rule or rules then in force) if such rule is available and (c) any other legally available means of transfer (including, if applicable, in accordance with the terms of the Shareholders Agreement), which may include an opinion of counsel reasonably satisfactory to the Company of the legality of such transfer. Notwithstanding the foregoing, the Restricted Securities are subject to certain restrictions on transfer as set forth in the Shareholders Agreement.
          6.2. Rule 144A. Upon the request of any Investor, the Company shall promptly supply to such Investor or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144 or Rule 144A under the Securities Act.
          6.3. Legend. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend, among other legends, in substantially the form required by Section 7.4 of the Shareholders Agreement.
          6.4. Legend Removal. If any Restricted Securities become eligible for sale pursuant to Rule 144(k) under the Securities Act, the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 7.4 of the Shareholders Agreement from the certificates for such Restricted Securities.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          As an inducement to the Investors to enter into this Agreement and to purchase the Series A Preferred Shares, and except as set forth on the Disclosure Schedule attached hereto specifically identifying the Section of this Article VII to which such exception relates (which in each case shall constitute the sole representation and warranty as to which such exception shall apply), the Company hereby represents and warrants to the Investors and agrees as follows:
          7.1. Organization, Qualifications and Corporate Power. (a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization. The Company and each of its Subsidiaries has full legal and corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted and as proposed to be conducted by it. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 7.1(a) sets forth for the Company and each of its Subsidiaries their respective states of incorporation and the other jurisdictions in which they are qualified to do business as a foreign corporation. No other jurisdiction has demanded, requested or otherwise indicated that the Company or any of its Subsidiaries is required to so qualify.
          (b) The Company has full legal and corporate power and authority (i) to execute, deliver and perform this Agreement and each of the Transaction Documents, (ii) to issue, sell and deliver the Series A Preferred Shares and the Conversion Common Shares and (iii) to carry out fully and perform its obligations under the terms hereof and thereof.
          (c) True and complete copies of the certificate of incorporation, as amended to date, of the by-laws, as amended to date, and of the minute books and stock ledger of the Company and each of its Subsidiaries have been delivered to the Investors (or to counsel for the Investors). The Company and each of its Subsidiaries are in compliance in all material respects with all of the terms and provisions of their respective organizational documents. The Company has made available to the Investors complete and accurate copies of all (i) minute books of the Company and each of its Subsidiaries and (ii) resolutions adopted by the directors and shareholders since the organization of the Company and each of its Subsidiaries, as the case may be. The stock ledgers of the Company and each of its Subsidiaries are complete and accurate in all respects.
          7.2. Authorization; No Conflicts. (a) Except as set forth in Schedule 7.2, the execution, delivery and performance of this Agreement and each of the Transaction Documents, and the issuance, sale and delivery of the Series A Preferred Shares and the Conversion Common Shares, have been duly authorized and approved by all requisite corporate action of the Company. This Agreement has been duly authorized, executed and delivered by the Company and (assuming the due execution and delivery hereof by each of the Investors) is the valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Transaction Documents to which the Company is a party has been duly authorized by the Company and, upon execution and delivery by the Company and (assuming the due execution and delivery thereof by each of the other parties thereto), will be a valid and binding obligation of the Company enforceable in accordance with its respective terms, in each case subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement thereof or by general equitable principles, (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent any indemnification provisions may be limited by applicable federal or state securities laws.
          (b) Except as set forth in Schedule 7.2, neither the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries, under (A) their respective organizational documents, (B) any note, instrument, contract, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company or any of its Subsidiaries is a party or any of their respective assets or properties is subject or by which the Company or any of its Subsidiaries is bound, (C) any Court Order to which the Company or any of its Subsidiaries is a party or any of their respective assets or properties is subject or by which the Company or any of its Subsidiaries is bound, or (D) any Requirements of Laws affecting the Company, any of its Subsidiaries or any of their respective assets or properties, except for, in the case of this clause (D), any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or
     (ii) require the approval, consent, authorization or act of, or the making by the Company or any of its Subsidiaries of any declaration, filing or registration with, any Person, except for any notice filings required to be made pursuant to Regulation D under the Securities Act and pursuant to applicable state securities laws.
          7.3. Subsidiaries and Investments. The Company does not have and never has had any Subsidiaries. The Company does not, directly or indirectly, (i) own of record or beneficially or hold the right to acquire any outstanding voting securities or other equity interests in any Person or (ii) control or direct the operations of any Person.
          7.4. Authorized Capital Stock. (a) As of the First Closing, the authorized capital stock of the Company consists solely of (i) ten million (10,000,000) shares of Common Stock, of which 1,696,284 shares are issued and outstanding; and (ii) three million (3,000,000) shares of preferred stock, $.0001 par value per share, of which 2,250,000 shares have been designated as Series A Preferred Shares and 962,101 shares are issued and outstanding. The Company has reserved for issuance (x) sufficient shares of Common Stock for issuance upon conversion or redemption of all outstanding or authorized Series A Preferred Shares and (y) 2,100,00 shares of Common Stock upon exercise of options pursuant to its 2004 Stock Option Incentive Plan. Immediately after the First Closing, the capitalization of the Company shall be as set forth in the Capitalization Schedule attached to Schedule 7.4, which Capitalization Schedule and Schedule 7.4 (i) reflects the capitalization of the Company both on an actual shares outstanding basis and on a fully diluted basis assuming conversion of all convertible securities and the exercise of all outstanding options and warrants and all options reserved for future grant under any stock option plans and (ii) sets forth (A) each outstanding option, warrant or other right to purchase shares of capital stock of the Company or any of its Subsidiaries and (B) for each such option, warrant or right, the holder thereof, the date of grant, the exercise price and the number of shares subject thereto.
          (b) Except as set forth in Schedule 7.4, no Person is entitled to any pre-emptive right or right of first refusal with respect to the issuance of any Series A Preferred Shares, except as contemplated by the Shareholders Agreement. There are no outstanding pre-emptive rights, options, warrants, conversion rights, agreements or other rights to purchase any of the authorized but unissued capital stock of the Company or any of its Subsidiaries or any securities convertible or exchangeable into any capital stock of the Company or any of its Subsidiaries, other than (i) those issued, reserved or committed to be issued pursuant to this Agreement, (ii) those contemplated by the Shareholders Agreement and (iii) those set forth in the Capitalization Schedule.
          (c) Neither the Company nor any of its Subsidiaries is a party to any agreement with the holder of any of its securities that requires the Company or any of its Subsidiaries to purchase any of such securities from their holder under any circumstances, except for the redemption rights of the Series A Preferred Shares contemplated by the Certificate of Incorporation.
          (d) Except as set forth in the Shareholders Agreement or the Certificate of Incorporation, neither the Company nor any of its Subsidiaries is a party or subject to any agreement or understanding, and neither the Company nor any of its Subsidiaries has received any written notice of any agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any of the capital stock of the Company or any of its Subsidiaries.
          (e) All outstanding securities of the Company and each of its Subsidiaries were issued in compliance with all federal and state securities laws.
          (f) Neither the Company nor any of its Subsidiaries has registered any securities under the Securities Act or the Securities Exchange Act. Except as provided in the Registration Rights Agreement, neither the Company nor any of its Subsidiaries is presently under any obligation or has granted any rights to register any of its securities under the Securities Act.
          (g) The Series A Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, non-assessable and free and clear of all Liens except any created by or through the holder thereof, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Shareholders Agreement and under applicable state and federal securities laws, and will be issued in compliance with all state and federal securities laws.
          (h) The Conversion Common Shares issuable upon conversion or redemption of the Series A Preferred Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the conversion or redemption provisions of the Series A Preferred Shares, will be duly and validly issued, fully paid, non-assessable and free and clear of all Liens except any created by or through the holder thereof, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Shareholders Agreement and under applicable state and federal securities laws, and will be issued in compliance with all state and federal securities laws then in effect.
          7.5. Financial Statements. Schedule 7.5 contains the unaudited balance sheet of the Company as of December 31, 2006 (the “Latest Balance Sheet”) and the related statements of income and cash flow (or the equivalent) for the twelve-month period then ended. Each of the foregoing financial statements has been prepared in accordance with GAAP. The foregoing financial statements present fairly the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of December 31, 2006 and for the year then ended.
          7.6. Absence of Undisclosed Liabilities. Except as set forth in Schedule 7.6, neither the Company nor any of its Subsidiaries is subject to any liability (including unasserted claims), whether known or unknown, whether absolute, contingent, accrued or otherwise, that is not shown or which is in excess of amounts shown or reserved for in the Latest Balance Sheet, other than liabilities reasonably incurred after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice.
          7.7. No Material Adverse Effect. Except as set forth in Schedule 7.7, since the date of the Latest Balance Sheet, there has not been any effect, change or development that, individually or in the aggregate with such other effects, changes or developments, has had, or could reasonably be expected to have, a Material Adverse Effect.
          7.8. Events Subsequent to the Date of the Latest Balance Sheet. Except as set forth in Schedule 7.8 or as contemplated by the terms of this Agreement or the Transaction Documents, since the date of the Latest Balance Sheet, the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and, without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has:
     (a) issued any notes or other debt securities or any equity securities or any securities convertible, exchangeable or exercisable into any equity securities (except in connection with the transactions contemplated hereby), or borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice;

     (b) discharged or satisfied any Lien or incurred or paid any obligation or liability (including the settlement of any claims and litigation against the Company or any of its Subsidiaries), other than current liabilities shown on the Latest Balance Sheet and current liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice;
     (c) declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock or purchased or redeemed any shares of its capital stock (including any warrants, options or other rights to acquire its capital stock);
     (d) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Permitted Liens;
     (e) sold, assigned, transferred or otherwise disposed of any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled any debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation);
     (f) sold, assigned, transferred or otherwise disposed of, or granted any license with respect to, any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets;
     (g) acquired any real property or undertaken or committed to undertake capital expenditures exceeding $50,000 in the aggregate;
     (h) delayed or accelerated payment of any account payable or other liability of the Company or any of its Subsidiaries beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;
     (i) made any change in any compensation payable to any officer or employee of the Company or any of its Subsidiaries or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to officers or employees of the Company or any of its Subsidiaries;
     (j) except as required by GAAP, made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Latest Balance Sheet and the related statements of income and cash flow for the period ended on the date of the Latest Balance Sheet;
     (k) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Person in excess of $25,000 in the aggregate;
     (l) taken any steps to incorporate, form or establish any Subsidiary; or

     (m) entered into or become committed to enter into any other material transaction other than in the ordinary course of business consistent with past practice.
          7.9. Title to Properties; Leasehold Interests. Except as set forth in Schedule 7.9:
          (a) The Company or its Subsidiaries has good and marketable title to the assets and properties reflected on the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet (other than properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet), and all such properties and assets of the Company or its Subsidiaries are free and clear of all Liens (other than Permitted Liens).
          (b) Each lease under which the Company or any of its Subsidiaries is a lessee of any property, real or personal, is a valid and subsisting agreement with respect to the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, with respect to the other parties thereto, without any material default of the Company or any of its Subsidiaries thereunder and, to the Knowledge of the Company, without any material default thereunder of any other party thereto.
          (c) The Company or its Subsidiaries owns, or has a valid leasehold interest in, all the assets or properties used in, or necessary for, the conduct of its respective business as presently conducted.
          7.10. Tax Matters. (a) (i) The Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed by it; (ii) all such Tax Returns are complete and accurate in all material respects, disclose all Taxes required to be paid by the Company or any of its Subsidiaries for the periods covered thereby and have been prepared in compliance with all applicable laws and regulations; (iii) the Company or its Subsidiaries has timely paid all Taxes (whether or not shown on such Tax Returns) due and owing by it and has withheld and paid over to the appropriate taxing authority all Taxes which it is required by law to withhold or to collect for payment from amounts paid or owing to any employee, shareholder, creditor or other third party; (iv) neither the Company nor any of its Subsidiaries has waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (v) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return; (vi) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries, and no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; (vii) there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due; (viii) there are no material unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability; and (ix) the Company is not and has not been an S corporation.
          (b) Neither the Company nor any of its Subsidiaries is liable for the Taxes of another Person in a material amount (i) under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or indemnity or (iv) otherwise. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or indemnity agreements. Neither the Company nor any of its Subsidiaries has been a member of any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law). Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.
          7.11. Contracts and Commitments. (a) Except as expressly contemplated by this Agreement or as set forth in Schedule 7.11(a), neither the Company nor any of its Subsidiaries is a party to or bound by any:
     (i) Contract for the employment of any officer, individual employee or other Person or Contract relating to loans to officers, directors or Affiliates;
     (ii) Contract under which the Company or any of its Subsidiaries has advanced, loaned or extended credit to any other Person amounts that in the aggregate exceed $10,000;
     (iii) Contract that provides for, or relates to, the incurrence by the Company or any of its Subsidiaries of debt for borrowed money, other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries;
     (iv) Contract that provides for a guarantee of any obligation of any Person or provides that the Company or any of its Subsidiaries must assume or become liable for any Indebtedness of any Person;
     (v) Contract under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other Person;
     (vi) Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries;
     (vii) assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights);
     (viii) sales, distribution or franchise Contract;
     (ix) Contract that is not terminable by the Company or any of its Subsidiaries upon less than 30 days notice without penalty and that involves consideration in excess of $25,000 in any twelve-month period;
     (x) Contract that prohibits the Company or any of its Subsidiaries from freely engaging in any business or competing anywhere in the world; or

     (xi) any other Contract that is material to the Company’s or any of its Subsidiaries’ operations or business prospects as currently contemplated.
          (b) Each of the Contracts listed in Schedule 7.11(a) (collectively, the “Material Contracts”) constitutes a valid and binding obligation of the Company or, if applicable, one of its Subsidiaries and, to the Knowledge of the Company, of each other party thereto and is in full force and effect and (except for those Material Contracts that by their terms will expire prior to the applicable Closing Date or are otherwise terminated prior to the applicable Closing Date in accordance with the provisions hereof) will continue in full force and effect after the Closings, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company and, if applicable, its Subsidiaries, have fulfilled and performed their material obligations under each Material Contract, and neither the Company nor any of its Subsidiaries is in, or alleged to be in, default under or breach of, nor is there or is there alleged to be any basis for termination of, any Material Contract, and to the Knowledge of the Company no other party to any of the Material Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists that, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, any of its Subsidiaries or, to the Knowledge of the Company, by any such other party. Neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing all its obligations under each Material Contract, and the Company does not have Knowledge of any anticipated breach by any other party to any Material Contract.
          (c) The Company has made available to the Investors a complete and correct copy of each of the written Material Contracts and an accurate description of the material terms of each of the oral Material Contracts.
          7.12. Intellectual Property Rights. (a) Schedule 7.12 contains a complete and accurate list of all material (i) patented or registered Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company or any of its Subsidiaries, (iii) unregistered trade names and corporate names owned or used by the Company or any of its Subsidiaries and (iv) unregistered trademarks, service marks, copyrights, mask works and computer software owned or used by the Company or any of its Subsidiaries, other than “off the shelf” computer software. Schedule 7.12 also contains a complete and accurate list of all exclusive licenses granted by the Company or any of its Subsidiaries to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company or any of its Subsidiaries with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on Schedule 7.12, the Company or its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted, free and clear of all Liens. Except as set forth on Schedule 7.12, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company or any of its Subsidiaries has not had, and is not reasonably expected to have, a Material Adverse Effect, and no such loss or expiration is threatened, pending or reasonably foreseeable.

          (b) Except as set forth in Schedule 7.12, (i) there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights listed in Schedule 7.12, and, to the Knowledge of the Company, there are no grounds for the same; (ii) neither the Company nor any of its Subsidiaries has received any written notices of, and, to the Knowledge of the Company, there is not a reasonable likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including any demand or request that the Company or any of its Subsidiaries license any rights from a third party); (iii) the conduct of the Company’s and its Subsidiaries’ business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons; and (iv) to the Knowledge of the Company, the Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries have not been infringed, misappropriated or conflicted by other Persons. The transactions contemplated by this Agreement will not have, and are not reasonably expected to have, a Material Adverse Effect on the Company’s or its Subsidiaries’ right, title and interest in and to the Intellectual Property Rights listed in Schedule 7.12.
          7.13. Compliance with Laws; Litigation. Except (i) for the matters covered by the representations set forth in Sections 7.12, 7.15, 7.19, 7.20 and 7.23, as to which the representations in Sections 7.13(a) and (b) shall not apply, and (ii) as set forth in Schedule 7.13:
          (a) The assets of the Company and its Subsidiaries and their uses comply with all applicable Requirements of Laws and Court Orders, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.
          (b) The Company and its Subsidiaries have complied with all Requirements of Laws and Court Orders that are applicable to their respective assets or businesses, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.
          (c) The Company and its Subsidiaries own, hold or possess all necessary permits, licenses, franchises and other authorizations from a Governmental Authority required to conduct their respective businesses substantially as conducted presently, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries is in default in any material respect under any such permit, license, franchise or other authorization.
          (d) There are no civil, criminal, administrative or regulatory lawsuits, claims, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting in any material respect its or their properties or assets nor, to the Knowledge of the Company, is there any basis for any of the same, and there are no lawsuits, claims or proceedings pending or threatened in which the Company or any of its Subsidiaries is the plaintiff or claimant.
          (e) There are no civil, criminal, administrative or regulatory lawsuits, claims, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of the Company, threatened against the executive officers of the Company or any of its Subsidiaries by reason of the past employment relationship of any such officer.

          (f) To the Knowledge of the Company, no legislative or regulatory proposal or other proposal for any change in any Requirement of Law, in each case which is specifically focused on the industries in which the Company or any of its Subsidiaries operates, is pending which, if adopted, could adversely affect the Company’s or its Subsidiaries ability to conduct their respective businesses as currently conducted or planned to be conducted.
          7.14. Brokers. Neither the Company nor any of its Subsidiaries has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries shall have any liability or responsibility to such broker, finder or similar agent.
          7.15. Governmental Approvals; No Registration. (a) Subject to the accuracy of the representations and warranties of the Investors set forth in Article VIII, no permit, consent, approval or authorization of, or registration or filing with, any Governmental Authority is or will be required in connection with the execution, delivery and performance by the Company of this Agreement or any of the Transaction Documents, or the issuance, sale and delivery of the Series A Preferred Shares or the reservation for issuance of the Conversion Common Shares, or the consummation by the Company of any other transactions contemplated hereby or thereby, other than with respect to the Registration Rights Agreement, the registration of the shares covered thereby with the SEC and filings pursuant to Regulation D under the Securities Act and state securities laws.
          (b) Without limiting the generality of the foregoing, none of the Company, any director, officer or employee of the Company prior to the date of either Closing or, to the Knowledge of the Company, any other Person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company) under circumstances which might require the integration of such security with the Series A Preferred Shares under the Securities Act, in any such case so as to subject the offering, issuance or sale of any of the Series A Preferred Shares to the registration provisions of the Securities Act.
          7.16. Insurance. The Company and its Subsidiaries have in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow each of them to replace any of its properties that might be damaged or destroyed. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.
          7.17. Employees. To the Knowledge of the Company, no executive officer or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has complied in all material respects with all laws relating to the employment of labor (including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any labor relations problems (including any union organizational activities, threatened or actual strikes or work stoppages or grievances). Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any other Contract with any labor union. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its or their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements, affecting or in conflict with the present business activities of the Company or any of its Subsidiaries.
          7.18. Officers. Set forth in Schedule 7.18 is a list of the names of the officers of the Company, together with the title or job classification of each such person and the total compensation paid or anticipated to be paid to each such person by the Company and its Subsidiaries for services rendered in 2006. Except as set forth in Schedule 7.18, none of such persons has an employment agreement or understanding, whether oral or written, with the Company or any of its Subsidiaries. True and complete copies of each employment agreement set forth in Schedule 7.18 have been provided to the Investors.
          7.19. ERISA. Except as set forth in Schedule 7.19:
          (a) Multiemployer Plans. The Company does not have any obligation, and has never been required, to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of ERISA).
          (b) Retiree Welfare Plans. The Company does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).
          (c) Defined Benefit Plans. The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan that is a tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.
          (d) Defined Contribution Plans. The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan that is a tax-qualified “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated.
          (e) Other Plans. The Company does not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation, employee health or other welfare benefit plan or other arrangement, or severance agreements, programs, policies or arrangements, whether or not terminated and whether or not subject to ERISA.
          (f) Unfunded Liability. No employee benefit plan maintained by the Company or to which the Company has an obligation to contribute, or with respect to which the Company has any other liability, has any material unfunded liability.

          (g) Plan Qualification and Compliance. None of the employee benefit plans set forth in Schedule 7.19 is intended to be qualified under Section 401(a) of the Code. Each employee benefit plan set forth in Schedule 7.19 and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their respective terms and with all applicable laws.
          (h) The Company. For purposes of this Section 7.19, the term “Company” includes all entities under common control with the Company pursuant to Section 414(b) or (c) of the Code.
          7.20. Environmental Matters. Except as set forth in Schedule 7.20: (a) the operations of the Company and each of its Subsidiaries comply with all applicable Environmental Laws, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect; (b) neither the Company nor any of its Subsidiaries is or has been subject to any judicial or administrative proceeding, Court Order or settlement alleging or addressing a violation of or liability under any Environmental Law; (c) no material quantity of hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company or any of its Subsidiaries; and (d) no material quantity of hazardous wastes, substances or materials or oil or petroleum products has been released, discharged, disposed, transported, placed or otherwise caused by the Company or any of its Subsidiaries to enter the soil or water in, under or upon any real property owned, leased or operated by the Company or any of its Subsidiaries.
          7.21. Related-Party Transactions. Except (i) for the Transaction Agreements and (ii) as set forth in Schedule 7.21, no employee, officer, shareholder or director of the Company or any of its Subsidiaries, or member of his or her immediate family, or any corporation, partnership, trust or other entity in which any such person owns any beneficial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such persons, other than, with respect to officers or other employees of the Company or its Subsidiaries, for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or its Subsidiaries and (c) other standard employee benefits made generally available to all employees. To the Knowledge of the Company, none of such persons has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any Person that competes with the Company or any of its Subsidiaries, except employees, officers, shareholders or directors of the Company or its Subsidiaries and members of their immediate families who own 5% or less of the outstanding capital stock of any publicly traded company. To the Knowledge of the Company, no officer, shareholder or director of the Company or any of its Subsidiaries, or any member of his or her immediate family, is, directly or indirectly, a party to any material Contract with the Company or any of its Subsidiaries (other than such Contracts as relate to any such person’s employment or ownership of capital stock of the Company).
          7.22. Accounts Receivable. All accounts receivable of the Company and its Subsidiaries are valid, genuine and subsisting and have arisen from bona fide transactions in the ordinary course of business or other arm’s-length transactions. The Company’s allowance for doubtful accounts as reflected in the financial statements set forth in Schedule 7.5 is reasonable in accordance with GAAP as in effect for the periods to which such financial statements relate.
          7.23. Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, nor is the Company, directly or indirectly, controlled by or acting on behalf of any Person that is an “investment company” within the meaning of such act.
          7.24. Real Property Holding Corporation. The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and any regulations promulgated thereunder.
          7.25. Projections. The projections which have been provided to the Investors and which are attached hereto as Schedule 7.25 (the “Projections”) were prepared by the Company based on reasonable assumptions of fact and opinion as to future events at the time the Projections were prepared. Except as set forth in Schedule 7.25, as of the date hereof, no facts have come to the attention of any of the officers of the Company which would, in their reasonable opinion, require the Company to revise or amplify the assumptions underlying the Projections and other estimates or the conclusions derived therefrom. Notwithstanding the foregoing, the Company makes no representation or warranty that the Projections will actually be realized.
          7.26. Disclosure. Except as set forth in Schedule 7.26, to the Knowledge of the Company, none of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in this Article VII, and none of the other written information or documents furnished to any Investor or any of its representatives by the Company or its representatives in connection with the transactions contemplated by this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect. There is no fact that the Company has not disclosed to the Investors in writing and of which, to the Knowledge of the Company, has had, or could reasonably be expected to have, a Material Adverse Effect.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR
          As an inducement to the Company to enter into this Agreement and to issue and sell the Series A Preferred Shares, each Investor, severally and not jointly, hereby represents and warrants to the Company as to himself, herself or itself only and agrees as follows:
          8.1. Organization. If such Investor is not an individual, such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of such Investor’s organization, with all requisite power and authority to own, lease and operate its properties and to carry on its respective businesses as now owned, leased and operated.

          8.2. Authorization. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which such Investor is a party have been duly authorized and approved by such Investor. This Agreement has been duly executed and delivered by such Investor and (assuming the due execution and delivery hereof by each of the other parties hereto) is the valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, and each of the Transaction Documents to which such Investor is a party has been duly authorized by such Investor and, upon execution and delivery by such Investor (assuming the due execution and delivery thereof by each of the other parties thereto), will be a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its respective terms, in each case subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement thereof or by general equitable principles, (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent any indemnification provisions may be limited by applicable federal or state securities laws.
          8.3. Brokers. Such Investor has no Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement for which such Investor shall have any liability or responsibility.
          8.4. Investment Representations.
          (a) Such Investor acknowledges that it has been furnished with such documents, materials and information as such Investor deems necessary or appropriate for evaluating an investment in the Company. Such Investor further acknowledges that it: (i) has had the opportunity to ask questions of, and receive answers from, the directors and officers of the Company, and Persons acting on the Company’s behalf, concerning the terms and conditions of the offering of the Series A Preferred Shares; (ii) has knowledge and experience in financial and business matters so as to be capable of evaluating and understanding the merits and risks of an investment in the Company; and (iii) is able to bear the economic risk of its investment in the Company and the Series A Preferred Shares and Conversion Common Shares in that such Investor can afford to hold the Series A Preferred Shares and Conversion Common Shares for an indefinite period and can afford a complete loss of its investment in the Company. Notwithstanding the foregoing, it is agreed and understood by the Parties that the acknowledgements made in this Section 8.4(a) shall not be construed to limit or modify in any way the representations and warranties of the Company contained in Article VII or the right of any Investor to rely on such representations and warranties.
          (b) Such Investor represents that it is acquiring the Restricted Securities purchased hereunder for its own account, not as a nominee or agent, with the present intention of holding such securities for purposes of investment, and that it has no present intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided, that nothing contained herein shall prevent such Investor and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Article VI.

          (c) Such Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.
          (d) Such Investor understands that the Restricted Securities being sold hereby have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws, on the basis that the Restricted Securities will be sold to a limited number of accredited investors. Because the Restricted Securities have not been registered under the Securities Act or applicable state securities laws, the Restricted Securities may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws, and with the delivery of an opinion of counsel to such effect reasonably satisfactory to the Company.
          8.5. Residence. If such Investor is an individual, such Investor resides in the state or province identified in the address of such Investor set forth on Appendix II; if such Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of such Investor’s principal place of business is located at the addresses or addresses of such Investor set forth on Appendix II.
          8.6. Reliance on Projections. In connection with such Investor’s investigation of the Company, such Investor has received the Projections set forth in Schedule 7.25. Subject to the representations and warranties of the Company in Section 7.25, such Investor acknowledges and agrees that (i) there are uncertainties inherent in attempting to make the Projections, (ii) such Investor is familiar with such uncertainties, (iii) such Investor is relying on its own evaluation of the adequacy of the Projections and (iv) the Company makes no representation or warranty that the Projections will actually be realized.
          8.7. No Knowledge of Breach. Such Investor does not have any actual knowledge of: (i) as of the First Closing, any misrepresentation or breach of warranty made by the Company in this Agreement; or (ii) as of the Second Closing, any misrepresentation or breach of warranty, or any breach of any covenant, made by the Company in this Agreement.
ARTICLE IX
MISCELLANEOUS
          9.1. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any Party in connection herewith will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that: (i) the representations and warranties contained in Sections 7.5 through 7.8 (inclusive), 7.11, 7.13, 7.15 through 7.18 (inclusive), and 7.21 through 7.26 (inclusive) shall expire on August 31, 2008; and (ii) the representations and warranties contained in Sections 7.10, 7.19 and 7.20 shall expire upon the expiration of the applicable statute of limitations for claims related to the matters discussed in those Sections.

          9.2. Amendments and Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended, modified or waived only if the Company shall have obtained the written consent of the holders of at a majority of the outstanding Series A Preferred Shares and Conversion Common Shares voting as a single class on a common share equivalent basis. No course of dealing between the Company and any holder of any Series A Preferred Shares or Conversion Common Shares or any delay in exercising any rights hereunder or under the Certificate of Incorporation will operate as a waiver of any rights of any such holders. For purposes of this Agreement, Series A Preferred Shares held by the Company will not be deemed to be outstanding.
          9.3. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties will bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not. In addition, the provisions of this Agreement which are for the benefit of the Investors or holders of Series A Preferred Shares or Conversion Common Shares are also for the benefit of, and enforceable by, any subsequent holders of any portion of such Series A Preferred Shares or Conversion Common Shares.
          9.4. Remedies. Each holder of any Series A Preferred Share or Conversion Common Share shall have all rights and remedies set forth in this Agreement, the Certificate of Incorporation and any other agreement or contract that grants rights and remedies to such holders, and all rights that such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.
          9.5. Indemnification. In consideration of each Investor’s execution and delivery of this Agreement and acquisition of the Series A Preferred Shares and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Investor and each other holder of Series A Preferred Shares and Conversion Common Shares and all of their partners, officers, directors, employees and agents (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all losses, costs, penalties, fees, liabilities, damages, expenses, reasonable attorneys’ fees and disbursements, and interest (the “Indemnified Liabilities”), incurred by the Indemnitees as a result of, or arising out of, or relating to any third party actions, causes of action, suits, claims, investigations or proceedings relating to such Person being a shareholder of the Company (or a partner, officer, director, employee or agent of such shareholder); provided, however, that (a) the Company shall not be required to indemnify and hold harmless an Indemnitee under this Section 9.5 to the extent that such Indemnified Liabilities arise from a violation of any Requirements of Laws by such Indemnitee and (b) the rights afforded to an Indemnitee under this Section 9.5 are not cumulative with any other indemnification rights expressly conferred on such Indemnitee under any other Transaction Document or any other agreement between the Company and such Indemnitee. To the extent that the foregoing undertakings by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

          9.6. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law and in such a way as to, as closely as possible, achieve the intended economic effect of such provision and this Agreement as a whole, but if any provision contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable.
          9.7. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, three business days after mailing or (d) if sent by reputable overnight courier service, one business day after delivery to such service; and shall be addressed as follows:
          If to the Company, to:
XStream Systems, Inc.
3873 39th Square
Vero Beach, FL 32960
Attention: Chief Executive Officer
Facsimile: 772-257-0179
          with a copy to:
Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive
Suite 500-East
West Palm Beach, FL 33401
Attention: David G. Bates, Esq.
Facsimile: 561-655-5677
          If to any Investor, to such Investor’s address as set forth in Appendix II hereto.
          9.8. Governing Law. This Agreement and the appendices, exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In furtherance of the foregoing, the internal law of the State of Florida shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
          9.9. Submission to Jurisdiction; Waiver of Jury Trial. (a) Each of the Parties hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the Transaction Documents, or any of the transactions contemplated hereby or thereby, to the exclusive jurisdiction of the United States District Court for the Southern District of Florida and the jurisdiction of any court of the State of Florida located in St. Lucie County, Florida, and, to the extent permissible by law, waives any and all claims and objections that any such court is an inconvenient forum.
          (b) EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN OR AMONG ANY OF THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          9.10. Attorneys’ Fees. If any action or suit based upon or arising out of any actual or alleged breach by any Party of any representation, warranty or agreement in this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses of such action or suit from the losing party, in addition to any other relief ordered by the court.
          9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered an original instrument, but all of which together will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by and delivered to each of the Parties.
          9.12. Transaction Expenses. Irrespective of whether either Closing is consummated, the Company shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. If either Closing is consummated, the Company shall, at each Closing, reimburse the Investors for their due diligence expenses and reasonable fees and expenses of Sidley Austin LLP, special legal counsel to the Investors, provided that the Company shall not be obligated to reimburse the Investors for due diligence expenses in excess of an aggregate of $15,000 incurred in connection with both Closings, for the fees and expenses of Sidley Austin LLP in excess of an aggregate of $50,000 or for the fees and expenses of Fitch, Even, Tabin & Flannery in excess of an aggregate of $22,000. In addition, the Company shall reimburse the Investors for reasonable legal expenses incurred in connection with any amendment of, or waiver or consent requested under, this Agreement or any Transaction Document, except for waivers, amendments or consents (a) not originally requested by the Company and (b) not involving a change to or modification of any of the Company’s obligations, covenants or agreements hereunder.
          9.13. Gunster Yoakley Represents the Company. Each of the Investors hereby agrees and acknowledges that GY&S hereby renders advice and counsel solely to the Company. Each of the Investors hereby agrees and acknowledges that GY&S has not represented any of the Investors in connection with this Agreement and the Transaction Documents or any other agreement contemplated by the Transaction Documents or the transactions contemplated by or in connection to this Agreement or the Transaction Documents thereunder, and that EACH OF THE INVESTORS HAS BEEN AND IS HEREBY ADVISED TO RETAIN INDEPENDENT COUNSEL to advise each one of them regarding this Agreement and the Transaction Documents and any other agreement contemplated by this Agreement and the Transaction Documents. Each of the Investors hereby waives, releases and relinquishes any claim against GY&S or any of its shareholders, employees or agents from any conflict of interest arising from this Agreement, the Transaction Documents or the transactions contemplated in this Agreement or the Transaction Documents or any other agreement contemplated by this Agreement or the Transaction Documents.
          9.14. Entire Agreement. This Agreement and the appendices, exhibits and schedules referred to herein, the Transaction Documents and the other documents delivered pursuant hereto contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the Parties, including any Summary of Terms discussed or distributed between the Company and any Investor.
[Remainder of page intentionally left blank; signature pages follow.]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

XSTREAM SYSTEMS, INC.
By:	/s/ Brian T. Mayo
	Name:	Brian T. Mayo
	Title:	President and CEO

LOWREY FAMILY INVESTMENTS LLC

By: Name:	/s/ James J. Lowrey JAMES J. LOWREY
Title:	MANAGING MEMBER
Signature Page to the
Series A Preferred Stock Purchase Agreement

SUMMIT INVESTORS OF VERO, LTD.

By: Name:	/s/ Paul Becker Paul Becker
Title:	General Partner
Signature Page to the
Series A Preferred Stock Purchase Agreement

Michael W. Haley Revocable Trust
/s/ Michael Haley
Michael Haley

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ William Scully
William Scully

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ William Jennings
William Jennings

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Robert J. Morrissey
Robert J. Morrissey

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Robert Girling
Robert Girling

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Joseph Melone
Joseph Melone

Signature Page to the
Series A Preferred Stock Purchase Agreement

52 RIVER COURSE ASSOCIATES LLC

By: Name:	/s/ [ILLEGIBLE]
Title:	Managing Director 52 River Course Assoc. LLC 3/8/07

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Walter Lovejoy
Walter Lovejoy

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Peter Barrett
Peter Barrett

Signature Page to the
Series A Preferred Stock Purchase Agreement

REDACTED

/s/ Arthur Calcagnini
Arthur Calcagnini

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Joseph Cornacchia
Joseph Cornacchia

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Dennis Cummings
Dennis Cummings

Signature Page to the
Series A Preferred Stock Purchase Agreement

REDACTED

/s/ John Edison
John Edison

Signature Page to the
Series A Preferred Stock Purchase Agreement

Navarro Family Partners,
/s/ Frank Navarro
Frank Navarro, General Partner

Signature Page to the
Series A Preferred Stock Purchase Agreement
REDACTED

REDACTED

/s/ Philip Odeen
Philip Odeen

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Robert Poden
Robert Poden

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Earl Segerdahl
Earl Segerdahl

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Geoffrey L. Stringer
Geoffrey L. Stringer

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Arthur McInerney
Arthur McInerney

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ James Coyne
James Coyne

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ James Bernhart
James Bernhart

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Jane Delaire
Jane Delaire

Signature Page to the
Series A Preferred Stock Purchase Agreement

REDACTED

/s/ Alvin J. Delaire, Jr.
Sonny Delaire
Alvin J. Delaire, Jr.

Signature Page to the
Series A Preferred Stock Purchase Agreement

THE SANFORD KATZ & IRMA KATZ REVOCABLE TRUST

By: Name:	/s/ Sanford Katz Sanford Katz
Title:	Trustee
Signature Page to the
Series A Preferred Stock Purchase Agreement

FELDMAN PARTNERS

By: Name:	/s/ [ILLEGIBLE] William M. Feldman
Title:	Managing General Partner
Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Robert Kennedy
Robert Kennedy

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Robert A. Prindiville
Robert A. Prindiville

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Samuel B. Hayes III
Samuel B. Hayes III, Revocable Trust

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ Thomas W. Cook
Thomas W. Cook

Signature Page to the
Series A Preferred Stock Purchase Agreement

REDACTED

/s/ Michael Paterson 3/13/07
Michael Paterson

Signature Page to the
Series A Preferred Stock Purchase Agreement

/s/ C.B. Rogers, Jr.
C.B. Rogers, Jr.

Signature Page to the
Series A Preferred Stock Purchase Agreement

REDACTED

/s/ Scott Bell
Scott and Debbie Bell
Debbie Bell

Signature Page to the
Series A Preferred Stock Purchase Agreement

APPENDIX I

		Purchase Price		Purchase Price for
	Series A Preferred Shares	for Series A Preferred	Series A Preferred Shares	Series A Preferred
	to be purchased	Shares to be purchased	to be purchased	Shares to be purchased
Investor	at the First Closing	at the First Closing	at the Second Closing-	at the Second Closing
Lowrey Family Investments LLC	263,160	$1,000,000	263,160	$1,000,000
Summit Investors of Vero, Ltd.	65,790	250,000	65,790	250,000
Michael W. Haley Revocable Trust	65,790	250,000	65,790	250,000
William Scully	65,790	250,000	65,790	250,000
William Jennings	52,632	200,000	52,632	200,000
Robert J. Morrissey	52,632	200,000	52,632	200,000
Robert Girling	32,895	125,000	32,895	125,000
Joseph Melone	32,895	125,000	32,895	125,000
52 River Course Associates LLC	32,895	125,000	32,895	125,000
Walter Lovejoy	26,316	100,000	26,316	100,000
Peter Barrett	13,158	50,000	13,158	50,000
Arthur Calcagnini	13,158	50,000	13,158	50,000
Joseph Cornacchia	13,158	50,000	13,158	50,000
Dennis Cummings	13,158	50,000	13,158	50,000
John Edison	13,158	50,000	13,158	50,000
Navarro Family Partners	13,158	50,000	13,158	50,000
Phillip Odeen	13,158	50,000	13,158	50,000
Robert Poden	13,158	50,000	13,158	50,000
Earl Segerdahl	13,158	50,000	13,158	50,000
Appendix I to the
Series A Preferred Stock Purchase Agreement

		Purchase Price			Purchase Price
	Series A Preferred Shares	for Series A Preferred		Series A Preferred Shares	for Series A Preferred
	to be purchased	Shares to be purchased		to be purchased	Shares to be purchased
Investor	at the First Closing	at the First Closing		at the Second Closing	at the Second Closing
Geoffrey Stringer	13,158	50,000		13,158	50,000
Arthur Mclnerney	6,579	25,000		6,759	25,000
James Coyne	6,579	25,000		6,579	25,000
James Bernhart	6,579	25,000		6,579	25,000
Jane Delaire	6,579	25,000		6,579	25,000
Alvin J. Delaire Jr.	6,579	25,000		6,579	25,000
The Sanford Katz & Irma Katz Revocable Trust	6,579	25,000		6,579	25,000
Feldman Partners	6,579	25,000		6,579	25,000
Robert Kennedy	6,579	25,000		6,579	25,000
Robert A. Prindiville	13,498	51,294.52	*	—	—
Samuel B. Hayes III, Revocable Trust	26,867	102,095.89	*	—	—
Thomas W. Cook	13,450	51,109.59	*	—	—
Michael Paterson	13,342	50,702.74	*	—	—
C.B. Rogers, Jr.	13,313	50,591.78	*	—	—
Scott and Debbie Bell	6,624	25,172.60	*	—	—

TOTAL	962,101	$3,655,967.12		875,007	$3,325,000

*	Purchase price to be paid in the form of exchange of outstanding promissory note issued by the Company and held by such Investor.
Appendix I to the
Series A Preferred Stock Purchase Agreement

APPENDIX II

Investor	Address
Lowrey Family Investments LLC	REDACTED

Geoffrey L. Stringer

Robert Kennedy

William Scully

Summit Investors of Vero, Ltd.

Feldman Partners

REDACTED

The Sanford Katz & Irma Katz Revocable Trust

Dennis Cummings
Appendix II to the
Series A Preferred Stock Purchase Agreement

Investor	Address
Alvin J. Delaire Jr.	REDACTED

Arthur McInerney

Jane Delaire

James Coyne

Joseph Cornacchia	REDACTED

Navarro Family Partners

52 River Course Associates LLC

Robert Girling

William Jennings	REDACTED
Appendix II to the
Series A Preferred Stock Purchase Agreement

Investor	Address
Arthur Calcagnini	REDACTED

Robert Poden

Philip Odeen

Walter Lovejoy

Earl Segerdahl

Peter Barrett

Michael W. Haley Revocable Trust	REDACTED

Joseph Melone

John Edison

James Bernhart

Robert J. Morrissey

Robert A. Prindiville	REDACTED
Appendix II to the
Series A Preferred Stock Purchase Agreement

Investor	Address
Samuel B. Hayes III, Revocable Trust	REDACTED

Thomas W. Cook

Michael Paterson

C.B. (Jack) Rogers, Jr.

Scott and Debbie Bell
Appendix II to the
Series A Preferred Stock Purchase Agreement

APPENDIX III

			Principal Amount
Name of Debenture Holder(s)	Address	Warrants	of Debenture
Keeley, John & Ann	REDACTED	5,000		$25,000
Prindiville, Robert A.		20,000 10,000	$ $	100,000 50,000
Hulseman, John F.		40,000		$200,000
Bracken, Judith M.		10,000		$50,000
Bracken, Robert		10,000		$50,000
Collin, David R. David Collin Trust, 3/17/99		10,000		$50,000
Cook, Tom		10,000 10,000	$ $	50,000 50,000
Dircks, Randy The Kathry M. Dircks and Randy Joel Dircks Living Trust		2,500		$25,000
Gibb, Robert M.	REDACTED	10,000		$50,000
Gruber, Jack Jack Gruber, JRA, Idaho Trust National Bank		40,000		$200,000
Hayes, Samuel B.,III	REDACTED	20,000		$100,000
Ireland, Mallie M.		10,000		$100,000
Appendix III to the
Series A Preferred Stock Purchase Agreement

			Principal Amount
Name of Debenture Holder(s)	Address	Warrants	of Debenture
Lightfoot, John C. Survivor Trust of the Lightfoot Revocable Trust,DTD 2/22/83 John C. Lightfoot, Trustee	REDACTED	5,000	$25,000
Frank J. Lincoln, Jr.		20,000	$100,000
McGee, J. David, Jr. & Amy W.		5,000	$25,000
Rogers, C. B., Jr. “Jack”		10,000	$50,000
TOTAL		247,500	$1,300,000
Appendix III to the
Series A Preferred Stock Purchase Agreement

APPENDIX IV
1.	Minimum amount of material needed to accurately identify given pharmaceuticals:

For the 1/2” diameter vial: Minimum amount of material is 0.147 cubic inches.

For the 1” diameter vial: Minimum amount of material is 0.589 cubic inches.

For the 2” diameter vial: Minimum amount of material is 2.356 cubic inches.

2.	Minimum scan times to accurately identify given pharmaceuticals:

Provide 85% accuracy at 10 minutes of exposure time for 5 different pharmaceuticals.

Verify/identify at least 5 different pharmaceuticals at each of their commercially available dosages.
Appendix IV to the
Series A Preferred Stock Purchase Agreement